Exhibit 10.1

Richard J. Kurtz

Nine Duck Pond Road

Alpine, New Jersey 07620

July 26, 2013

Lapolla Industries, Inc.

15402 Vantage Parkway East

Suite 322

Houston, Texas 77032

Re: Enhanced Financial Commitment

Gentlemen:

Pursuant to that certain Note Purchase Agreement dated June 29, 2012, as amended from time to time, between Lapolla Industries, Inc. (the “Company”) and Enhanced Jobs for Texas Fund, LLC and Enhanced Capital Texas Fund, LP, for $4.4 Million subordinated secured variable rate notes maturing June 29, 2014 (the “Note Purchase Agreement”) and being fully mindful of the Company’s agreements with holder(s) of secured indebtedness of the Company, this is in response to your request that I provide an assurance to provide the necessary funding to pay the $2,314,000 balloon payment under the Note Purchase Agreement, which is due on the maturity date (the “Enhanced Commitment”). Taking into account the Company’s obligations under the existing agreement(s) with holder(s) of secured indebtedness of the Company, such Enhanced Commitment funding plus an additional $450,000 will be required to be paid 90 days prior to the Enhanced Commitment due date, or by March 31, 2014 (the “Total Commitment”).

I hereby commit to provide funding, upon the request of Management, for the Total Commitment as described above.

I understand that such funding will have the same subordination characteristics as the Note Purchase Agreement, it will take the form of a demand loan bearing 8% interest per annum, and be subject to the rights of holder(s) of secured indebtedness of the Company. This commitment will either be satisfied from personal funds, or, I will cause the funds to be otherwise provided by an appropriate lending or other institution.

I have been further advised and understand that the aforesaid commitment and obligation will be superseded in the event and to the extent that: (a) the Company is independently funded by a third party source, either privately or institutionally, at or before the time the Total Commitment as such relates to the Note Purchase Agreement is fully satisfied; or (b) in the event any outstanding balance under the Note Purchase Agreement, plus accrued interest, is satisfied in connection with a liquidity event as defined in and pursuant to the Note Purchase Agreement.

I also understand that if the Note Purchase Agreement is amended and the amount of the Total Commitment is modified or adjusted downward, then the value of the modification entered into therewith shall be considered funds received from a third party source and shall serve as an offset against my Total Commitment herein.

In the event that I, or the lending institution utilized by me, have loaned funds for payment of the above Total Commitment, and the Company thereafter raises funds through any other available independent means after the Total Commitment has been paid, subject to the rights of holder(s) of secured indebtedness of the Company, at my option and sole discretion (or of the lending institution provided by me), such funds or appropriate portion thereof shall be promptly repaid.

Very truly yours,

/s/ Richard J. Kurtz

Richard J. Kurtz